UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2020

TFF PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39102	82-4344737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2600 Via Fortuna, Suite 360 Austin, Texas 78746
(Address of principal executive offices)

(737) 802-1973
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $.001	TFFP	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement

Effective as of September 24, 2020, the Board of Directors (the “Board”) of TFF Pharmaceuticals, Inc. (the “Company”) appointed Christopher Cano to serve as the Chief Operating Officer and Vice President of Business Development of the Company. In connection with the appointment, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) dated September 24, 2020 with Mr. Cano. Pursuant to the Employment Agreement, Mr. Cano will serve as the Chief Operating Officer and Vice President of Business Development of the Company. Mr. Cano has agreed to devote all of his business time to the affairs of the Company.

Mr. Cano has served as the Company’s Director of Business Development since December 1, 2018. Prior to joining the Company, Mr. Cano served as the Vice President of Business Development at Aqua Pharmaceuticals, LLC, an Almirall company. Prior to Aqua Pharmaceuticals, Mr. Cano was the Head of Business Development at Duchesnay USA, Inc. and held a number of other business development roles at Noven Pharmaceuticals, Inc., a Hitsamitsu company, Agile Therapeutics, Liberty Medical, Nucryst Pharmaceuticals, and Barrier Therapeutics. Mr. Cano has served as the founder and Managing Partner of C2 Strategic Solutions, LLC, a consulting firm providing business development and licensing services to life science companies since January 2011. Mr. Cano holds a bachelor’s degree in finance from Villanova University and a master’s degree in business management from Rider University.

Pursuant to the Employment Agreement, the Company has agreed to pay Mr. Cano a base salary of $325,000, subject to an annual review by the Board. Mr. Cano will be eligible for a commission of 1% of net proceeds received by the Company, up to a maximum of $1,000,000 per calendar year, from sublicenses of patent rights, provided that with respect to any net proceeds from sublicenses for which the Company is obligated to pay a third-party a sales commission, Mr. Cano’s commission rate will be 0.5% of such net proceeds. Mr. Cano will also be eligible for an annual bonus of 20% of his base salary for meeting key performance requirements, quotas, and assigned objectives determined annually by the Board.

Pursuant to the Employment Agreement, Mr. Cano is eligible to participate in all benefits, plans, and programs, which are now, or may hereafter be, available to other executive employees of the Company. Mr. Cano’s Employment Agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

In the event Mr. Cano’s employment with the Company is terminated by the Company without cause, or Mr. Cano resigns for good reason, the Company shall pay Mr. Cano, in addition to all other amounts then due and payable, twelve (12) additional monthly installments of his base salary, less statutory deductions and withholdings.

Effective as of September 24, 2020, the Board also approved an amendment to the Employment Agreement of Kirk Coleman, the Chief Financial Officer of the Company, to increase his salary from $260,000 to $300,000 per year.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of September 24, 2020, our Board, acting on the recommendation of the Board’s nominating and corporate governance committee, appointed Christopher Cano to serve as the Chief Operating Officer and Vice President of Business Development of TFF Pharmaceuticals, Inc. until his earlier death, resignation or removal. The compensation committee of the Board also approved the Employment Agreement between the Company and Mr. Cano, which is described in Item 1.01 above. The compensation committee of the Board also approved an amendment to the Employment Agreement of Kirk Coleman, the Chief Financial Officer of the Company, to increase his salary from $260,000 to $300,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFF PHARMACEUTICALS, INC.

Dated: September 29, 2020	/s/ Glenn Mattes
Glenn Mattes,
President and Chief Executive Officer